Exhibit 99.1

Kroger Announces Anne Gates Elected
 to Kroger Board of Directors

CINCINNATI — December 10, 2015 — The Kroger Co. (NYSE: KR) today announced that Anne Gates has been elected to the Company’s Board of Directors.

Ms. Gates is president of MGA Entertainment, Inc., a privately-held developer, manufacturer and marketer of toy and entertainment products for children. Prior to her current role, she held roles of increasing responsibility with the Walt Disney Company from 1992 — 2012. Her roles included executive vice president, managing director, and chief financial officer for Disney Consumer Products and senior vice president of operations, planning and analysis. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns.

“We are delighted to welcome Anne to Kroger,” said Rodney McMullen, Kroger’s chairman and chief executive officer. “Anne’s broad expertise in consumer products and strategy will be a tremendous asset to Kroger’s Board and our shareholders.”

Ms. Gates is chairwoman of Big Sunday and a member of the Boards of Columbia University School of Engineering, Cadre and PBS SoCal (KOCE-TV Foundation). She received a master’s degree from Columbia University School of Engineering and a bachelor’s degree in mathematics from the University of California-Berkeley.

Ms. Gates is elected to serve until Kroger’s annual meeting of shareholders in June 2016. At that time, she will stand for election by the shareholders.

Kroger, one of the world’s largest retailers, employs more than 400,000 associates who serve customers in 2,620 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 786 convenience stores, 326 fine jewelry stores, 1,360 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Kroger Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969